Exhibit 10.1

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 8, 2014 (this “First Amendment”), is by and among (i) Christopher & Banks Corporation, a Delaware corporation (the “Lead Borrower”), (ii) the Persons named on Schedule 1.01 to the Credit Agreement referred to below (collectively, the “Borrowers”) and (iii) Wells Fargo Bank, National Association, as Lender and as L/C Issuer.
W I T N E S S E T H:

WHEREAS, the Borrowers, the Lender and the L/C Issuer are party to that certain Second Amended and Restated Credit Agreement dated as of July 12, 2012 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), pursuant to which the Lender agreed, subject to the terms and conditions contained therein, to extend credit to the Borrowers in the form of a revolving credit facility; and

WHEREAS, the Loan Parties and the Lender have agreed to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows:

1.	Defined Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.
Representations and Warranties. Each Loan Party hereby represents and warrants that (a) no Default or Event of Default has occurred and is continuing, and (b) after giving effect to this First Amendment, all representations and warranties contained in the Credit Agreement and each other Loan Document are true and correct in all material respects on and as of the date hereof except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (ii) in the case of any representation or warranty qualified by materiality, such representation or warranty is true and correct in all respects (subject to such qualification) and (iii) in the case of any representation or warranty qualified by knowledge, such representation or warranty is true and correct in all respects subject to such qualification.

3.	Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)	Amendments to Article I. The provisions of Article I are hereby amended as follows:

i.	The provisions of Section 1.01 are hereby amended by adding the following new defined terms (and corresponding definitions) in appropriate alphabetical order therein:

a)	““Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.”

b)
““Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.”

c)
““First Amendment” means that certain First Amendment to Second Amended and Restated Credit Agreement entered into by and among the Borrowers, the Lender and the L/C Issuer dated as of September 8, 2014.”

d)	““First Amendment Effective Date” means September 8, 2014.”

e)
““Qualified ECP Guarantor” means, in respect of any Swap Obligation, any Borrower, any Guarantor or any other guarantor of the Obligations that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an “Eligible Contract Participant” (an “ECP”) as that term is defined under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

f)
““Reuters Screen LIBOR01 Page” means the display page LIBOR01 on the Reuters service or any successor display page, other published source, information vendor or provider that has been designated by the sponsor of Reuters Screen LIBOR01 page.”

g)	““Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.”

ii.	The provisions of Section 1.01 are hereby amended as follows:

a)	by deleting the definition of “Applicable Margin” in its entirety and substituting the following in its stead:

““Applicable Margin” means:
(a)From and after the First Amendment Effective Date until the first Adjustment Date following such date, the percentages set forth in Level II of the pricing grid below; and

(b)From and after the first Adjustment Date following the First Amendment Effective Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability for the Fiscal Quarter immediately preceding such Adjustment Date; provided, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Lender may immediately increase the Applicable Margin to that set forth in Level I (even if the requirements for a different Level have been met) and interest shall accrue at the Default Rate; provided, further, that if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Availability	LIBOR Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	< $20,000,000	1.75%	0.75%	1.25%	1.75%
II	> $20,000,000	1.50%	0.50%	1.00%	1.50%”

b)	by deleting the definition of “Audited Financial Statements” in its entirety and substituting the following in its stead:

““Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended February 1, 2014, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.”

c)	by deleting the definition of “Borrowing Base” in its entirety and substituting the following in its stead:

““Borrowing Base” means, at any time of calculation, an amount equal to:
(c)the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus
(d)the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the product of the Appraisal Percentage multiplied by the Appraised Value of Eligible Inventory (expressed as a percentage of Cost of Eligible Inventory) (provided that in no event shall Eligible In-Transit Inventory included in Eligible Inventory exceed $7,500,000);

plus
(e)the lesser of (i) the Real Estate Advance Rate multiplied by the Appraised Value of Eligible Real Estate, if any, and (ii) $6,000,000;

minus
(f)the then amount of all Availability Reserves.”

d)	by deleting the definition of “LIBO Rate” in its entirety and substituting the following in its stead:

““LIBO Rate” means, with respect to each Interest Period, the rate for U.S. Dollar deposits with a term equivalent to such Interest Period, which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m., London time, on the second Business Day preceding the first day of such Interest Period (or if such rate does not appear on the Reuters Screen LIBOR01 Page, then the rate as determined by Wells Fargo from another recognized source or interbank quotation).”

e)	by deleting the definition of “Loan Documents” in its entirety and substituting the following in its stead:

““Loan Documents” means this Agreement, the First Amendment, the Note, each Issuer Document, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, any Facility Guaranty, the Fee Letter, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the Lender or any of its Affiliates, each as amended and in effect from time to time,”

f)	by deleting the definition of “Maturity Date” in its entirety and substituting the following in its stead:

““Maturity Date” means September 8, 2019.”

g)	by adding to the definition of “Obligations” the following proviso after the phrase “any Other Liabilities” at the end thereof:

“; provided that the Obligations shall not include any Excluded Swap Obligations”

h)	by deleting the definition of “Payment Conditions” in its entirety and substituting the following in its stead:

““Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, and (b) immediately after giving effect to such transaction or payment, either (x) (i) the Pro Forma Availability Condition has been satisfied, (ii) the Trailing Twelve Month Availability Condition has been satisfied, (iii) Availability as of the date of such transaction or payment will be greater than thirty percent (30%) of the Loan Cap, and (iv) the Consolidated Fixed Charge Coverage Ratio for the twelve (12) months immediately preceding the date of such transaction or payment for which the Lender has received financial statements shall be equal to or greater than 1.10:1.00 after giving pro forma effect to such transaction or payment as if such transaction had been entered into or such payment had been made as of the first day of such twelve-month period, or (y) (i) Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be greater than fifty percent (50%) of the Loan Cap, (ii) Trailing Twelve Month Excess Availability following, and after giving effect to, such transaction or payment, will be greater than fifty percent (50%) of the Loan Cap, and (iii) Availability as of the date of such transaction or payment will be greater than fifty percent (50%) of the Loan Cap. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Lender evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Lender.”

i)	by deleting clause (h) of the definition of “Permitted Acquisition” in its entirety and substituting the following in its stead:

“(h) [Reserved]; and”

j)	by deleting clause (b) of the definition of “Permitted Disposition” in its entirety and substituting the following in its stead:

“(b) bulk sales or other Dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length; provided, that such Store closings and related Inventory Dispositions shall not exceed (i) in any Fiscal Year of the Lead Borrower and its Subsidiaries, ten percent (10%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings in such Fiscal Year) and (ii) in the aggregate from and after the Closing Date, twenty percent (20%) of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of cumulative new Store openings since the Closing Date); provided, further, that all sales of Inventory in connection with Store closings which exceed, in any Fiscal Year of the Lead Borrower and its Subsidiaries, five percent (5%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year shall be in accordance with liquidation agreements in form and substance reasonably satisfactory to the Lender; provided, however, that the consolidation of Christopher & Banks Stores and CJ Banks Stores into MPW Stores shall be excluded from such limits set forth in the foregoing provisos; provided, further that all Net Proceeds received in connection with Store closings and related sales of Inventory are applied to the Obligations if then required in accordance with Section 2.04 hereof.”

k)	by deleting clause (f) of the definition of “Permitted Indebtedness” in its entirety and substituting the following in its stead:

“(f) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations), provided that, (A) with respect to any Eligible Real Estate, the Net Proceeds received in connection with any such Indebtedness are applied to the Obligations in an amount at least equal to the amount available to be advanced against such Eligible Real

Estate under the Borrowing Base without giving effect to any outstanding Loans (and, after the occurrence of a Cash Dominion Event, in an amount equal to all Net Proceeds), and (B) the Loan Parties shall cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Lender;”

(b)	Amendments to Article II. The provisions of Section 2.08(a) are hereby deleted in their entirety and the following is substituted in their stead:

“(a) Commitment Fee. The Borrowers shall pay to the Lender a commitment fee calculated on a per annum basis equal to 0.250% times the actual daily amount by which the Commitment exceeds the Total Outstandings during the immediately preceding Fiscal Quarter. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be calculated and due and payable quarterly in arrears on the first day after the end of each Fiscal Quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.”

(c)	Amendments to Article III. The provisions of Section 3.04(d) are hereby amended by deleting “nine-month” appearing therein and substituting “six-month” in its stead.

(d)	Amendments to Article IV. The provisions of Section 4.02(d) are hereby deleted in their entirety and the following is substituted in their stead:

“(d) No event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred since the date of the Audited Financial Statements; and”

(e)	Amendments to Article VI. The provisions of Article VI are hereby amended as follows:

i.
by deleting “within thirty (30) days” appearing in Section 6.01(b) thereof and substituting “on or before the third Friday (or if such day is not a Business Day, on the next succeeding Business Day)” in its stead;

ii.	by deleting “the fifteenth (15th) day” appearing in Section 6.02(c) thereof and substituting “the third Friday” in its stead;

iii.	by deleting Section 6.10(b) thereof in its entirety and substituting the following in its stead:

“(b) Upon the request of the Lender after reasonable prior notice, permit the Lender or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Lender to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. During any two (2) successive Fiscal Years in which (i) no Loans are outstanding and (ii) the aggregate balance of cash deposits in Blocked Accounts maintained at Wells Fargo is equal to or greater than $5,000,000, the Loan Parties shall pay the fees and expenses of the Lender and such professionals with respect to one (1) such commercial finance examination undertaken by the Lender during such two Fiscal Years; provided, that the Lender may, in its discretion undertake two (2) commercial finance examinations at the Loan Parties’ expense in any Fiscal Year in which (i) the outstanding principal amount of the Loans is greater than zero or (ii) the aggregate balance of cash deposits in Blocked Accounts maintained at Wells Fargo is less than $5,000,000; provided, further, that the Lender may in its discretion undertake three (3) commercial finance examinations at the Loan Parties’ expense in any Fiscal Year in which Availability is less than thirty percent (30%) of the Loan Cap. Notwithstanding the foregoing, the Lender may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.”

(f)	Amendments to Article VII. The provisions of Section 7.06 are hereby amended as follows:

i.	by deleting clause (d) thereof in its entirety and substituting the following in its stead:

“(d) if the Payments Conditions are satisfied, the Lead Borrower may declare or pay cash dividends to its stockholders;”

ii.	by deleting “and” appearing at the end of clause (e) thereof;

iii.	by deleting the period at the end of clause (f) thereof and substituting “; and” in its stead; and

iv.	by adding the following new clause (g) immediately following clause (f) thereof:

“(g) so long as no Default or Event of Default has occurred and is continuing or would result from the making of any such Restricted Payment, the Loan Parties may make Restricted Payments in an amount not to exceed $2,000,000 in the aggregate during any Fiscal Year.”

(g)	Amendments to Article IX. The provisions of Article IX are hereby amended by adding the following new Section 9.24 immediately following Section 9.23 thereof:

“Section 9.24 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.24, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 9.24 constitutes, and this Section 9.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(h)
Amendments to Schedules. Schedule 1.01 (Borrowers) to the Credit Agreement is hereby amended by deleting such schedule in its entirety and replacing it with the corresponding schedule set forth in Annex I attached hereto

4.	Conditions to Effectiveness. This First Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Lender:

(a)	the Lender shall have received this First Amendment duly executed by each of the parties thereto;

(b)
the Loan Parties shall have paid a closing fee to the Lender in the amount of $75,000.00 (with such fee described in this paragraph being fully earned as of the First Amendment Effective Date, and no portion thereof shall be refunded or returned to the Loan Parties under any circumstances);

(c)
the Loan Parties shall have paid in full all invoiced Credit Party Expenses in connection with the preparation, execution, delivery and administration of this First Amendment and the other instruments and documents to be delivered hereunder (with such fees and expenses described in this paragraph being fully earned as of the First Amendment Effective Date, and no portion thereof shall be refunded or returned to the Loan Parties under any circumstances);

(d)
the Lender shall have received a secretary’s certificate from each of the Loan Parties certifying the recent passage and continued effectiveness of resolutions from the Loan Parties approving the transactions contemplated by this First Amendment and the incumbency of the officers executing this First Amendment and the documents delivered in connection therewith, in each case in form and substance satisfactory to the Lender;

(e)
the Lender shall have received and reviewed lien search results for the jurisdiction of incorporation and organization of each of the Loan Parties and judgment search results for the jurisdiction of the chief executive office of each of the Loan Parties, which search results shall be in form and substance reasonably satisfactory to the Lender;

(f)	the Lender shall have received duly executed opinions, in each case addressed to the Lender, of counsel to the Loan Parties addressing such matters as the Lender shall reasonably request;

(g)	after giving effect to this First Amendment, no Default or Event of Default shall have occurred and be continuing; and

(h)	all action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this First Amendment shall have been duly and effectively taken.

5.
Effect on Loan Documents. The Credit Agreement and the other Loan Documents, after giving effect to this First Amendment, shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this First Amendment shall not operate as a waiver of any right, power, or remedy of the Lender or any other Credit Party under the Credit Agreement or any other Loan Document, as in effect prior to the date hereof. Each Loan Party hereby ratifies and confirms in all respects all of its obligations under the Loan Documents to which it is a party and each Loan Party hereby ratifies and confirms in all respects any prior grant of a security interest under the Loan Documents to which it is party.

6.
Release. In consideration of the agreements of the Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Lender and its respective successors and assigns, and their respective present and former shareholders, Affiliates, trustees, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this First Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth herein.

7.
No Novation; Entire Agreement. This First Amendment evidences solely the amendment of certain specified terms and obligations of the Loan Parties under the Credit Agreement and is not a novation or discharge of any of the other obligations of the Loan Parties under the Credit Agreement. There are no other understandings, express or implied, among the Loan Parties or the Lender regarding the subject matter hereof or thereof.

8.
Choice of Law. The validity of this First Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the law of the State of New York, without giving effect to the conflicts of law principles thereof, but including Section 5-1401 of the New York General Obligations Law.

9.
Counterparts; Facsimile Execution. This First Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this First Amendment. Any party delivering an executed counterpart of this First Amendment by facsimile also shall deliver a manually executed counterpart of this First Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this First Amendment.

10.
Construction. This First Amendment is a Loan Document. This First Amendment and the Credit Agreement shall be construed collectively and in the event that any term, provision or condition of any of such documents is inconsistent with or contradictory to any term, provision or condition of any other such document, the terms, provisions and conditions of this First Amendment shall supersede and control the terms, provisions and conditions of the Credit Agreement.

11.	Miscellaneous. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, this First Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

BORROWERS::
CHRISTOPHER & BANKS CORPORATION

By: /s/ Peter G. Michielutti
Name: Peter G. Michielutti
Title: EVP, COO & CFO

CHRISTOPHER & BANKS, INC.

By: /s/ Peter G. Michielutti
Name: Peter G. Michielutti
Title: EVP, COO & CFO

CHRISTOPHER & BANKS COMPANY

By: /s/ Peter G. Michielutti
Name: Peter G. Michielutti
Title: EVP, COO & CFO

LENDER AND L/C ISSUER:

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:    /s/ Jason Searle
Name:    Jason Searle
Title:    Director

ANNEX I

SCHEDULE 1.01

Borrowers

Christopher & Banks Corporation
Christopher & Banks, Inc.
Christopher & Banks Company